Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

XEROX REPORTS FOURTH-QUARTER 2010 EARNINGS

•	Fourth-quarter GAAP earnings per share of 12 cents; adjusted EPS of 29 cents

•	Total revenue up 42 percent as reported, up 3 percent constant currency pro forma

•	Fourth-quarter operating cash flow of $1.3 billion; $2.7 billion for full year

•	Operating margin of 10.4 percent, up one point pro forma

•	Full-year 2010 GAAP earnings per share of 43 cents; adjusted EPS of 94 cents

NORWALK, Conn., Jan. 26, 2011 – Xerox Corporation (NYSE: XRX) announced today fourth-quarter 2010 results that include adjusted earnings per share of 29 cents and $1.3 billion in operating cash flow. Adjusted EPS excludes 17 cents primarily related to restructuring charges and amortization of intangibles, resulting in GAAP EPS of 12 cents.

“We started 2010 with the acquisition of Affiliated Computer Services, which transformed our company into the world’s leading enterprise for business process and document management. And, we closed the year with results that reflect the benefits of our expanded services and competitive technology as well as the strength of our business model,” said Ursula Burns, Xerox chairman and chief executive officer. “In 2010, we grew adjusted earnings, increased revenue and generated $2.7 billion in operating cash – delivering across the board on our commitments and creating greater value for shareholders.”

Fourth-quarter revenue of nearly $6 billion was up 42 percent including a one point negative impact from currency. On a pro-forma basis, with ACS in the company’s results, total revenue grew 2 percent or 3 percent in constant currency. Revenue from technology, representing the sale of document systems, supplies, technical service and financing of products, was flat or up one percent in constant currency. Total install activity for Xerox equipment was up 6 percent, reflecting solid demand across all product segments. Revenue from services was up 5 percent on a pro-forma basis or 6 percent in constant currency, and represents the company’s business process, IT and document outsourcing offerings.

“Continued growth in our services business was driven by an 11 percent increase in revenue from our BPO offerings and 5 percent revenue growth from IT outsourcing. As important, signings for services were up 13 percent in the quarter,” added Burns. “In our technology business, increased distribution and the launch of 21 products last year led to an overall 6 percent equipment sales growth in the quarter. Combined, strength in services and the sale of more Xerox technology fuels our annuity and positions us well for continued growth this year and for the long term.”

Fourth-quarter gross margin was 33.6 percent, and selling, administrative and general expenses were 20 percent of revenue. On a pro-forma basis, operating margin of 10.4 percent was up one point from fourth-quarter 2009. For the full year, gross margin was 34.4 percent and SAG expenses were 21.2 percent of revenue. Pro-forma operating margin was 9.6 percent, up one point from full-year 2009.

The $1.3 billion in operating cash flow in the fourth quarter contributed to $2.7 billion in cash flow for the full year. From the time of the ACS acquisition in February 2010, Xerox reduced total debt by $1.9 billion to $8.6 billion. Xerox ended the year with a cash balance of $1.2 billion.

The company’s full-year 2010 net income was $606 million. Total revenue was $21.6 billion, up from $15.2 billion in 2009.

The company expects first-quarter 2011 GAAP earnings of 16 to 18 cents per share. First-quarter adjusted EPS is expected to be 20 to 22 cents per share.

Full-year 2011 GAAP earnings are expected to be 90 to 95 cents per share. Full-year adjusted earnings are expected to be $1.05 to $1.10 per share. The company also expects $1 billion to $1.2 billion in available cash for 2011.

-XXX-

About Xerox

Xerox Corporation is a $22 billion leading global enterprise for business process and document management. Through its broad portfolio of technology and services, Xerox provides the essential back-office support that clears the way for clients to focus on what they do best: their real business. Headquartered in Norwalk, Conn., Xerox provides leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. Through ACS, A Xerox Company, which Xerox acquired in February 2010, Xerox also offers extensive business process outsourcing and IT outsourcing services, including data processing, HR benefits management, finance support, and customer relationship management services for commercial and government organizations worldwide. The 136,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com, http://www.realbusiness.com or http://www.acs-inc.com. For investor information, visit http://www.xerox.com/investor.

Non-GAAP Measures

This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the fourth quarter and full year 2010 and for the first quarter and full year 2011 guidance that excludes several discrete items.

•	Pro-forma current period revenue and operating margin, with ACS included in the company’s 2009 results for the comparable 2010 period.

•	Constant currency revenue growth that excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc.; our ability to recover capital investments; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and our 2009 Annual Reports on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

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XEROX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per-share data)	2010	2009	% Change	2010	2009	% Change
Revenues
Sales	$2,065	$1,995	4%	$7,234	$6,646	9%
Service, outsourcing and rentals	3,749	2,047	83%	13,739	7,820	76%
Finance income	162	177	(8)%	660	713	(7)%

Total Revenues	5,976	4,219	42%	21,633	15,179	43%

Costs and Expenses
Cost of sales	1,360	1,295	5%	4,741	4,395	8%
Cost of service, outsourcing and rentals	2,548	1,175	*	9,195	4,488	*
Equipment financing interest	60	67	(10)%	246	271	(9)%
Research, development and engineering expenses	193	225	(14)%	781	840	(7)%
Selling, administrative and general expenses	1,196	1,125	6%	4,594	4,149	11%
Restructuring and asset impairment charges	273	(3)	*	483	(8)	*
Acquisition-related costs	9	63	(86)%	77	72	7%
Amortization of intangible assets	85	16	*	312	60	*
Other expenses, net	75	62	21%	389	285	36%

Total Costs and Expenses	5,799	4,025	44%	20,818	14,552	43%

Income before Income Taxes & Equity Income(1)	177	194	(9)%	815	627	30%
Income tax expense	24	30	(20)%	256	152	68%
Equity in net income of unconsolidated affiliates	26	27	(4)%	78	41	90%

Net Income	179	191	(6)%	637	516	23%
Less: Net income attributable to noncontrolling interests	8	11	(27)%	31	31	—

Net Income Attributable to Xerox	$171	$180	(5)%	$606	$485	25%

Basic Earnings per Share	$0.12	$0.21	(43)%	$0.44	$0.56	(21)%
Diluted Earnings per Share	$0.12	$0.20	(40)%	$0.43	$0.55	(22)%

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

XEROX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	December 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$1,211	$3,799
Accounts receivable, net	2,826	1,702
Billed portion of finance receivables, net	198	226
Finance receivables, net	2,287	2,396
Inventories	991	900
Other current assets	1,126	708

Total current assets	8,639	9,731
Finance receivables due after one year, net	4,135	4,405
Equipment on operating leases, net	530	551
Land, buildings and equipment, net	1,671	1,309
Investments in affiliates, at equity	1,291	1,056
Intangible assets, net	3,371	598
Goodwill	8,649	3,422
Deferred tax assets, long-term	540	1,640
Other long-term assets	1,774	1,320

Total Assets	$30,600	$24,032

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,370	$988
Accounts payable	1,968	1,451
Accrued compensation and benefits costs	901	695
Other current liabilities	2,178	1,327

Total current liabilities	6,417	4,461
Long-term debt	7,237	8,276
Liability to subsidiary trust issuing preferred securities	650	649
Pension and other benefit liabilities	2,071	1,884
Post-retirement medical benefits	920	999
Other long-term liabilities	797	572

Total Liabilities	18,092	16,841

Series A Convertible Preferred Stock	349	—

Common stock	1,398	871
Additional paid-in capital	6,580	2,493
Retained earnings	6,016	5,674
Accumulated other comprehensive loss	(1,988)	(1,988)

Xerox shareholders’ equity	12,006	7,050
Noncontrolling interests	153	141

Total Equity	12,159	7,191

Total Liabilities and Equity	$30,600	$24,032

Shares of common stock issued and outstanding	1,397,578	869,381

XEROX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2010	2009	2010	2009
Cash Flows from Operating Activities:
Net income	$179	$191	$637	$516
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	293	185	1,097	698
Provision for receivables	39	82	180	289
Provision for inventory	7	8	31	52
Net gain on sales of businesses and assets	(2)	(1)	(18)	(16)
Undistributed equity in net income of unconsolidated affiliates	(2)	(19)	(37)	(25)
Stock-based compensation	37	31	123	85
Provision for litigation, net	—	—	36	—
Payments for litigation, net	—	—	(36)	(28)
Restructuring and asset impairment charges	273	(3)	483	(8)
Payments for restructurings	(65)	(39)	(213)	(270)
Contributions to pension benefit plans	(32)	(25)	(237)	(122)
Decrease (increase) in accounts receivable and billed portion of finance receivables	200	157	(118)	467
Collections of deferred proceeds from sales of receivables	103	—	218	—
Decrease (increase) in inventories	160	160	(151)	319
Increase in equipment on operating leases	(94)	(82)	(288)	(267)
(Increase) decrease in finance receivables	(141)	(99)	129	248
(Increase) decrease in other current and long-term assets	(55)	68	(98)	129
Increase in accounts payable and accrued compensation	294	292	615	157
Increase (decrease) in other current and long-term liabilities	61	29	(9)	(100)
Net change in income tax assets and liabilities	44	42	227	102
Net change in derivative assets and liabilities	16	(10)	85	(56)
Other operating, net	(8)	—	70	38

Net cash provided by operating activities	1,307	967	2,726	2,208

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(121)	(26)	(355)	(95)
Proceeds from sales of land, buildings and equipment	12	1	52	17
Cost of additions to internal use software	(50)	(23)	(164)	(98)
Acquisitions, net of cash acquired	(60)	(18)	(1,734)	(163)
Net change in escrow and other restricted investments	1	(4)	20	(6)
Other investing, net	2	1	3	2

Net cash used in investing activities	(216)	(69)	(2,178)	(343)

Cash Flows from Financing Activities:
Net proceeds (payments) on secured financings	7	(7)	1	(57)
Net (payments) proceeds on other debt	(875)	1,794	(3,057)	923
Common stock dividends	(59)	(37)	(215)	(149)
Preferred stock dividends	(6)	—	(15)	—
Proceeds from issuances of common stock	63	—	183	1
Excess tax benefits from stock-based compensation	12	—	24	—
Repurchases related to stock-based compensation	(1)	(1)	(15)	(12)
Other financing	(4)	(3)	(22)	(14)

Net cash (used in) provided by financing activities	(863)	1,746	(3,116)	692

Effect of exchange rate changes on cash and cash equivalents	8	(4)	(20)	13

Increase (decrease) in cash and cash equivalents	236	2,640	(2,588)	2,570
Cash and cash equivalents at beginning of period	975	1,159	3,799	1,229

Cash and Cash Equivalents at End of Period	$1,211	$3,799	$1,211	$3,799

FINANCIAL REVIEW

SUMMARY

REVENUES

	Three Months Ended December 31,			Pro-forma(3) % Change	Percent of Total Revenue
(in millions)	2010	2009	% Change		2010	2009
Revenue Category
Equipment sales	$1,198	1,150	4%	4%	20%	27%
Supplies, paper and other	867	845	3%	(3)%	14%	20%

Sales	2,065	1,995	4%	1%	34%	47%

Service, outsourcing and rentals	3,749	2,047	83%	3%	63%	49%
Finance income	162	177	(8)%	(8)%	3%	4%

Total Revenues	$5,976	$4,219	42%	2%	100%	100%

Segment
Technology	$2,845	$2,857	—	—	48%	68%
Services	2,711	928	*	5%	45%	22%
Other	420	434	(3)%	(3)%	7%	10%

Total Revenues	$5,976	$4,219	42%	2%	100%	100%

Memo:
Annuity Revenue(1)	$4,778	$3,069	56%	1%	80%	73%
Color(2)	$1,800	$1,740	3%	3%	30%	41%

*	Percent change not meaningful.

Fourth quarter 2010 total revenues increased 42% compared to the fourth quarter 2009. Our consolidated 2010 results include the results of Affiliated Computer Services, Inc. (“ACS”). On a pro-forma3 basis, fourth quarter 2010 total revenue grew 2%. Currency had a 1-percentage point negative impact on total revenues in the quarter. Total revenues included the following:

•	56% increase in annuity revenue[1], or a 1% increase on a pro-forma[3] basis. This included a 2-percentage point negative impact from currency. Annuity revenue is comprised of the following:

•

Service, outsourcing and rentals revenue of $3,749 million increased 83% or 3% on a pro-forma[3] basis, with a 1-percentage point negative impact from currency. Growth of 11% in Business Process Outsourcing and 5% in Information Technology Outsourcing revenue more than offset a decline in pages. Digital pages declined 2% from fourth quarter 2009, an improvement from the 4% third quarter year over year decline. Color pages grew 11% from fourth quarter 2009, an improvement from the 9% third quarter year over year growth.

•	Supplies, paper and other sales of $867 million declined by 3% on a pro-forma[3] basis, with a 2-percentage point negative impact from currency driven by a decline in paper sales.

•	4% increase in equipment sales revenue, including a 2-percentage point negative impact from currency. Growth in install activity was partially offset by the impact of product mix and price declines.

•	3% increase in color revenue[2], including a 3-percentage point negative impact from currency, reflects:

•	2% increase in color annuity revenue, including a 2-percentage point negative impact from currency. The increase was driven by higher color page volumes.

•	6% increase in color equipment sales revenue, including a 3-percentage point negative impact from currency. The increase was driven by strong installs of new products across all product categories.

NET INCOME

Fourth quarter 2010 net income attributable to Xerox was $171 million, or $0.12 per diluted share. On an adjusted basis, net income attributable to Xerox was $417 million, or $0.29 per diluted share.

Fourth quarter 2009 net income attributable to Xerox was $180 million, or $0.20 per diluted share. On a comparable adjusted basis, net income attributable to Xerox was $235 million, or $0.26 per diluted share.

The adjustments to net income include:

	Three Months Ended December 31, 2010		Three Months Ended December 31, 2009
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$171	$0.12	$180	$0.20

Adjustments:
Xerox and Fuji Xerox restructuring charge	178	0.12	4	—
Acquisition-related costs	5	—	41	0.05
Amortization of intangible assets	53	0.04	10	0.01
Loss on early extinguishment of debt	10	0.01	—	—

	246	0.17	55	0.06

Adjusted	$417	$0.29	$235	$0.26

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Notes for Financial Review:

(1)

Annuity revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as revenue associated from outsourcing services. Annuity revenue = Service, outsourcing and rentals + Supplies, paper and other sales + Finance income.

(2)	Color revenues represent a subset of total revenues and exclude Global Imaging Systems (“GIS”) revenues.
(3)

Growth on a pro-forma basis reflects the inclusion of ACS’s adjusted results from October 1st through December 31st in 2009. See the “Non-GAAP Financial Measures” section for an explanation of this non-GAAP financial measure.

OPERATIONS REVIEW

	Three Months Ended December 31,
(in millions)	Total Revenues	Segment Profit (Loss)	Segment Margin
2010
Technology	$2,845	$332	11.7%
Services	2,711	324	12.0%
Other	420	(66)	(15.7)%

Total	$5,976	$590	9.9%

2009
Technology	$2,857	$301	10.5%
Services	928	81	8.7%
Other	434	(79)	(18.2)%

Total	$4,219	$303	7.2%

2009 Pro-forma(1)
Technology	$2,857	$301	10.5%
Services	2,573	295	11.5%
Other	434	(108)	(24.9)%

Total	$5,864	$488	8.3%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Technology

Our Technology segment includes the sale of products and supplies, as well as the associated technical service and financing of those products.

Revenue

	Three Months Ended December 31,
(in millions)	2010	2009	Change
Equipment sales	$1,053	$1,022	3%
Post sale revenue(2)	1,792	1,835	(2)%

Total Revenue	$2,845	$2,857	—

Fourth quarter 2010 Technology revenue of $2,845 million was flat in comparison to fourth quarter 2009, including a 1-percentage point negative impact from currency. Revenue results included the following:

•	3% increase in equipment sales revenue with a 2-percentage point negative impact from currency driven primarily by growth across all color product categories.

•	2% decrease in post sale revenue with a 1-percentage point negative impact from currency driven by flat supplies revenue and an improving trend in the decline of pages.

•	Technology revenue mix is 21% entry, 56% mid-range and 23% high-end.

Segment Profit

Fourth quarter 2010 Technology profit of $332 million increased $31 million from fourth quarter 2009. Lower cost and expense reflecting restructuring savings and lower bad debt expense more than offset the gross profit decline which was caused by the unfavorable year-over-year impact of transaction currency and mix.

Installs

Entry

•	25% increase in installs of A4 black-and-white multifunction devices driven by growth in indirect channels.

•	27% increase in installs of A4 color multifunction devices driven by strong growth across all regions.

•	4% increase in installs of color printers.

Mid-Range

•	2% decrease in installs of mid-range black-and-white devices reflecting continued migration to color.

•

22% increase in installs of mid-range color devices primarily driven by demand for new products, such as the Xerox Color 550/560, WorkCentre® 7545/7556 and WorkCentre® 7120/7700, and the continued strong demand for the ColorQubeTM.

High-End

•	11% decrease in installs of high-end black-and-white systems driven by declines across most product areas.

•	19% increase in installs of high-end color systems reflecting strong demand for the recently launched Xerox Color 800 and 1000.

Note: Install activity percentages include installations for Document Outsourcing and the Xerox-branded products shipped to GIS. “Entry”, “Mid-Range” and “High-End” are defined in Appendix II.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (“BPO”), Information Technology Outsourcing (“ITO”) and Document Outsourcing (“DO”).

Revenue

Fourth quarter 2010 Services total revenue of $2,711 million increased 192%, or 5% on a pro-forma1 basis, and included a 1-percentage point negative impact from currency.

•

BPO delivered pro-forma[1] revenue growth of 11% and represented 54% of total Services revenue. BPO growth was driven by healthcare services, customer care, transportation solutions, healthcare payer services and 2010 acquisitions.

•	ITO revenue increased 5% on a pro-forma basis[1] and represented 13% of total Services revenue. ITO growth was driven by new business in commercial ITO.

•	DO revenue decreased 2%, including a 2-percentage point negative currency impact, and represented 33% of total Services revenue. This represents an improving trend from the third quarter 2010.

Segment Profit

Fourth quarter 2010 Services profit of $324 million increased $243 million, or $29 million on a pro-forma1 basis, from fourth quarter 2009 driven primarily by revenue growth and lower cost and expense from restructuring.

Metrics

Pipeline

Our BPO and ITO sales pipeline, including synergy opportunities, grew 25% over the fourth quarter 2009. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million. The DO sales pipeline grew approximately 17% over the fourth quarter 2009. The DO sales pipeline includes all active deals with $10 million or greater in TCV.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were an estimated $3.6 billion in TCV for the quarter. Combined with the previous three quarters, the trailing twelve month growth was 13% as compared to the comparable prior year period.

•	BPO signings of $2.3 billion TCV

•	DO signings of $1.0 billion TCV

•	ITO signings of $0.3 billion TCV

Signings growth was driven by strong signings in our BPO and DO businesses. Signings were primarily driven by the following areas:

•	Customer Care

•	Transportation Services

•	Enterprise Print Services in both US and Europe

Note: TCV is estimated total revenue for future contracts for pipeline or signed contracts for signings as applicable.

Other

Revenue

Fourth quarter 2010 Other revenue of $420 million decreased 3%, including a 1-percentage point negative impact from currency primarily due to a decline in paper sales. Paper comprised approximately 56% of the fourth quarter 2010 Other segment revenue.

Segment Profit

Fourth quarter 2010 Other loss of $66 million improved $13 million from fourth quarter 2009, driven primarily by higher gross profit reflecting an increase in gross margins as a result of the mix of revenues.

COSTS, EXPENSES AND OTHER INCOME

Gross Margin

	Three Months Ended December 31,
	2010	2009	Change		Pro-forma(1) Change
Sales	34.1%	35.1%	(1.0	) pts	(0.3	) pts
Service, outsourcing and rentals	32.0%	42.6%	(10.6	) pts	(1.6	) pts
Financing income	63.0%	62.1%	0.9	pts	0.9	pts
Total Gross Margin	33.6%	39.9%	(6.3	) pts	(1.2	) pts

Fourth quarter 2010 total gross margin of 33.6% decreased 6.3-percentage points, or 1.2-percentage points on a pro-forma1 basis, as compared to the fourth quarter 2009. This decline was due primarily to the 0.7 point impact of unfavorable year-over-year transaction currency with the remainder due largely to the mix impact from the acceleration of growth in BPO and ITO revenue.

Sales gross margin decreased 1.0-percentage points, or 0.3-percentage points on a pro-forma1 basis, as compared to the fourth quarter 2009. The impact of unfavorable year-over-year transaction currency more than offset the positive impact of cost improvements.

Service, outsourcing and rentals margin decreased 10.6-percentage points, or 1.6-percentage points, as compared to the fourth quarter 2009 on a pro-forma1 basis. The positive impact of cost reductions was more than offset by the mix impact from the acceleration of growth in BPO and ITO revenue and the impact of unfavorable year-over-year transaction currency.

Research, Development and Engineering Expenses (“RD&E”)

	Three Months Ended December 31,
(in millions)	2010	2009	Change		Pro-forma(1) Change
R&D	$163	$191	$(28)		$(28)
Sustaining Engineering	30	34	(4)		(4)

Total RD&E Expenses	$193	$225	$(32)		$(32)

RD&E %Revenue	3.2%	5.3%	(2.1	) pts	(0.6	) pts

RD&E of $193 million in the fourth quarter 2010 was $32 million lower than the fourth quarter 2009 reflecting the impact of restructuring and productivity improvements. We invest in technological research and development, particularly in color, software and services. We believe that our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended December 31,
	2010	2009	Change		Pro-forma(1) Change
Total SAG	$1,196	$1,125	$71		$(67)
SAG % Revenue	20.0%	26.7%	(6.7	) pts	(1.5	) pts

SAG expenses of $1,196 million in the fourth quarter 2010 were $71 million higher than the fourth quarter 2009 and $67 million lower on a pro-forma1 basis. There was a $12 million favorable impact from currency for the quarter. The SAG expense impact reflects the following on a pro-forma basis:

•

$35 million increase in selling expenses, reflecting increased demand generation and brand advertising and higher commissions partially offset by the benefits from restructuring and productivity improvements.

•	$57 million decrease in general and administrative expenses, reflecting the benefits from restructuring and operational improvements.

•	$45 million decrease in bad debt expenses to $40 million, reflecting an improving write-off trend. 2010 fourth quarter bad debt expense continued to remain at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the fourth quarter 2010, we recorded an additional $273 million of net restructuring and asset impairment charges, which included the following:

•

$264 million for severance costs related to headcount reductions of approximately 6,000 employees. The functional areas impacted by the actions include services, supply chain and manufacturing, back office administrative functions, and research and development.

•	$11 million for lease termination costs

•

$19 million loss associated with the sale of our Venezuelan operations.[4] The loss primarily reflects the write off of our Venezuelan net assets including working capital and long-lived assets given the decision in the fourth quarter 2010 to transition to a distributor model for this market.

These costs were partially offset by $23 million of net reversals for changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of December 31, 2010, for all programs was $323 million, of which approximately $309 million is expected to be spent over the next twelve months.

Acquisition Related Costs

Costs of $9 million were incurred during the fourth quarter 2010 in connection with our acquisition of ACS. These costs represent incremental external costs such as consulting, systems integration, corporate communication services and consolidation of facilities directly related to the integration of ACS and Xerox as well as the expense associated with performance shares that were granted to ACS management in connection with existing change-in-control agreements.

Acquisition related costs were $63 million in the fourth quarter 2009 primarily reflecting $58 million of costs related to the write-off of fees associated with a Bridge Loan Facility commitment which was terminated as a result of securing permanent financing to fund the ACS acquisition.

Amortization of Intangible Assets

During the fourth quarter 2010, we recorded $85 million of expense related to the amortization of intangible assets, which is $69 million higher than fourth quarter 2009. The increase primarily reflects the amortization of intangibles associated with our acquisition of ACS. As a result of the ACS acquisition, amortization of acquired intangibles for 2010 was approximately $250 million higher than the prior year.

Worldwide Employment

Worldwide employment of 136,500 at December 31, 2010 increased approximately 83,000 from year-end 2009, primarily due to additional headcount associated with the ACS acquisition.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2010	2009
Non-financing interest expense	$78	$68
Interest income	(6)	(6)
Gains on sales of businesses and assets	(2)	(1)
Currency gains, net	(9)	—
Litigation matters	(7)	1
Loss on early extinguishment of debt	15	—
All other expenses, net	6	—

Total Other Expenses, Net	$75	$62

Non-Financing Interest Expense

Fourth quarter 2010 non-financing interest expense of $78 million was $10 million higher than fourth quarter 2009 due to higher debt balances primarily resulting from our acquisition of ACS. Interest expense and average debt balances for the fourth quarter 2010 have decreased as compared to the third quarter reflecting the Senior Note redemption and other repayments of debt.

Currency Gains, Net

Net currency gains of $9 million in the fourth quarter 2010 include a cumulative translation gain of $6 million that was recognized upon the repatriation of cash and liquidation of a foreign subsidiary.

Litigation Matters

Fourth quarter 2010 includes a benefit of $7 million as a result of changes in estimated probable losses from various legal matters.

Income Taxes

	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported	$177	$24	13.6%	$194	$30	15.5%

Adjustments:
Xerox restructuring charge(4)	273	100		(3)	(1)
Acquisition-related costs	9	4		63	22
Amortization of intangible assets	85	32		16	6
Loss on early extinguishment of debt	15	5		—	—

Adjusted	$559	$165	29.5%	$270	$57	21.1%

Fourth quarter 2010 effective tax rate was 13.6%. On an adjusted basis, fourth quarter 2010 tax rate was 29.5%3, which was lower than the U.S. statutory tax rate primarily due to the net tax benefits from the geographical mix of income before taxes and the related tax rates in these jurisdictions and tax law changes.

Fourth quarter 2009 effective tax rate was 15.5%. On an adjusted basis, the fourth quarter 2009 tax rate was 21.1%3, which was lower than the U.S. statutory tax rate primarily due to the geographical mix of income and the settlement of various tax positions offset by a reduction in foreign tax credit benefits.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in these jurisdictions and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for 2011 will be approximately 31%, excluding the effects of any discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates, which primarily reflects our 25% share of Fuji Xerox net income, was $26 million, a decrease of $1 million compared to fourth quarter 2009. Fourth quarter 2010 equity income includes charges of $5 million related to our share of Fuji Xerox after-tax restructuring compared to $6 million of charges for the fourth quarter 2009.

Notes for Operations Review:

(1)

Results for the Services segment, Gross Margin and SAG are discussed primarily on a pro-forma basis and include ACS’s estimated results for October 1st through December 31st in 2009 because actual comparisons against the prior year would not otherwise be meaningful. See the “Non-GAAP Financial Measures” section for an explanation of these non-GAAP financial measures.

(2)	Post sale revenue does not include outsourcing revenue which is reported in our Services segment.

(3)	See the “Non-GAAP Financial Measures” section for an explanation of this non-GAAP financial measure.

(4)	Income tax benefit from restructuring includes a $19 million benefit from the sale of our Venezuelan operations.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended December 31, 2010 and 2009:

	Three Months Ended December 31,
(in millions)	2010	2009	Change
Net cash provided by operating activities	$1,307	$967	$340
Net cash used in investing activities	(216)	(69)	(147)
Net cash (used in) provided by financing activities	(863)	1,746	(2,609)
Effect of exchange rate changes on cash and cash equivalents	8	(4)	12

Increase in cash and cash equivalents	236	2,640	(2,404)
Cash and cash equivalents at beginning of period	975	1,159	(184)

Cash and Cash Equivalents at End of Period	$1,211	$3,799	$(2,588)

Cash Flows from Operating Activities

Net cash provided by operating activities was $1,307 million in the fourth quarter 2010 reflecting the inclusion of ACS. The $340 million increase in cash from fourth quarter 2009 was primarily due to the following:

•	$367 million increase in pre-tax income before depreciation and amortization and restructuring.

•

$146 million increase due to a decrease in accounts receivable and collections of deferred proceeds from prior quarter sales of receivables primarily reflecting improved collections and the use of prompt pay discounts.

•	$76 million decrease associated with up-front costs and other customer related spending for service contracts.

•	$54 million decrease due to higher finance receivables of $42 million and equipment on operating leases of $12 million both reflective of increased equipment placements.

•	$26 million decrease due to higher restructuring payments associated with previously reported actions.

Cash Flows from Investing Activities

Net cash used in investing activities was $216 million in the fourth quarter 2010. The $147 million increase in the use of cash from fourth quarter 2009 was primarily due to the following:

•	$42 million increase due to the 2010 acquisitions of TMS Health for $48 million and Spur Information Solutions for $12 million as compared to $18 million for GIS acquisition activity in 2009.

•	$122 million increase due to higher capital expenditures (including internal use software) primarily as a result of the inclusion of ACS in 2010.

Cash Flows from Financing Activities

Net cash used in financing activities was $863 million in the fourth quarter 2010. The $2,609 million decrease in cash from fourth quarter 2009 was primarily due to the following:

•

$2,669 million decrease from net debt activity. Fourth quarter 2010 reflects net payments of $602 million on the Credit Facility, $550 million early redemption of the 2013 Senior Notes and $23 million on other debt. These payments were partially offset by net proceeds of $300 million from Commercial Paper issued under a program we initiated during the fourth quarter 2010. Fourth quarter 2009 reflects net debt proceeds of $1,982 million from the issuance of Senior Notes in December 2009. These proceeds were partially offset by the repayment of 2009 Senior Notes of $150 million and $33 million of debt issuance costs for the Bridge Loan Facility commitment, which was terminated.

•	$22 million decrease reflecting dividends on a larger number of outstanding shares as a result of the acquisition of ACS.

•

$63 million increase due to proceeds from the issuance of common stock primarily as a result of the exercise of stock options issued under the former ACS plans as well as the exercise of stock options from several expiring grants.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	December 31, 2010	December 31, 2009
Total Finance receivables, net (1)	$6,620	$7,027
Equipment on operating leases, net	530	551

Total Finance Assets, net	$7,150	$7,578

The reduction of $428 million in Total finance assets, net includes unfavorable currency of $134 million.

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

The following summarizes our debt as of December 31, 2010 and December 31, 2009:

(in millions)	December 31, 2010	December 31, 2009
Principal debt balance	$8,380	$9,122
Net unamortized discount	(1)	(11)
Fair value adjustments	228	153

Total Debt	8,607	9,264
Less: current maturities and short-term debt	(1,370)	(988)

Total Long-Term Debt	$7,237	$8,276

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation, therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	December 31, 2010	December 31, 2009
Financing Debt(2)	$6,256	$6,631
Core Debt	2,351	2,633

Total Debt	$8,607	$9,264

(2)

Financing Debt includes $5,793 million and $6,149 million as of December 31, 2010 and December 31, 2009, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivables

We have facilities in the U.S., Canada and several countries in Europe that enable us to sell to third-parties, on an on-going basis, certain accounts receivable without recourse. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales were as follows:

	Three Months Ended December 31,
(in millions)	2010	2009
Accounts receivable sales	$788	$606
Deferred proceeds	95	—
Fees associated with sales	5	4
Estimated increase to operating cash flows(1)	180	194

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Forward-Looking Statements

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc.; our ability to recover capital investments; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2010 fourth quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business and the impact of the ACS acquisition, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of the certain items as well as their related income tax effects:

•	Net income and Earnings per share (“EPS”)

•	Effective tax rate

•	Operating income and margin

The above have been adjusted for the following items:

•

Restructuring and asset impairment charges (including those incurred by Fuji Xerox): Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees terminated pursuant to formal restructuring and workforce reduction plans. We exclude these charges because we believe that these historical costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of our current or past operating performance. In addition, such charges are inconsistent in amount and frequency. Such charges are expected to yield future benefits and savings with respect to our operational performance.

•

Acquisition related costs: We incurred significant expenses in connection with our acquisition of ACS which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related costs include transaction and integration costs, which represent external incremental costs directly related to completing the acquisition and the integration of ACS and Xerox. We believe it is useful for investors to understand the effects of these costs on our total operating expenses.

•

Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•

Other discrete, unusual or infrequent costs and expenses: In addition, we have also excluded the following additional items given the discrete, unusual or infrequent nature of these items on our results of operations for the period – 1) loss on early extinguishment of debt (Q4); 2) ACS shareholders litigation settlement (Q2); 3) Venezuela devaluation costs (Q1); and 4) Medicare subsidy tax law change (income tax effect only) (Q1). We believe exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods as well as expected trends in our business.

Pro-forma Basis

To better understand the trends in our business, we discuss our 2010 operating results by comparing them against adjusted 2009 results which include ACS historical results for the comparable period. Accordingly, we have included ACS’s 2009 estimated results for the comparable period, October 1st through December 31st, in our reported 2009 results. We refer to comparisons against these adjusted 2009 results as “pro-forma” basis comparisons. ACS 2009 historical results have been adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition. We believe comparisons on a pro-forma basis are more meaningful than the actual comparisons given the size and nature of the ACS acquisition. We believe the pro-forma basis comparisons allow investors to have a better understanding and additional perspective of the expected trends in our business as well as the impact of the ACS acquisition on the Company’s operations.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended December 31, 2010		Three Months Ended December 31, 2009
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$171	$0.12	$180	$0.20

Adjustments:
Xerox and Fuji Xerox restructuring charge	178	0.12	4	—
Acquisition-related costs	5	—	41	0.05
Amortization of intangible assets	53	0.04	10	0.01
Loss on early extinguishment of debt	10	0.01	—	—

	246	0.17	55	0.06

Adjusted	$417	$0.29	$235	$0.26

Average shares for the calculation of adjusted EPS for the fourth quarter 2010 were 1,458 million and include 27 million shares associated with the Series A convertible preferred stock and therefore the quarterly dividend of $6 million is excluded. We evaluate the dilutive effect of the Series A convertible preferred stock on an “if-converted” basis.

	Year Ended December 31, 2010		Year Ended December 31, 2009
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$606	$0.43	$485	$0.55

Adjustments:
Xerox and Fuji Xerox restructuring charge	355	0.26	41	0.05
Acquisition-related costs	58	0.04	49	0.06
Amortization of intangible assets	194	0.14	38	0.04
ACS shareholders litigation settlement	36	0.03	—	—
Venezuela devaluation costs	21	0.02	—	—
Medicare subsidy tax law change	16	0.01	—	—
Loss on early extinguishment of debt	10	0.01	—	—

	690	0.51	128	0.15

Adjusted	$1,296	$0.94	$613	$0.70

Average shares for the calculation of adjusted EPS for the full year 2010 were 1,378 million and include a pro-rata portion of 27 million shares associated with the Series A convertible preferred stock and therefore the 2010 dividends of $21 million are excluded. We evaluate the dilutive effect of the Series A convertible preferred stock on an “if-converted” basis.

2011 Guidance:

	Earnings Per Share
	Q1 2011	FY 2011
GAAP EPS	$0.16 - $ 0.18	$0.90 - $ 0.95

Adjustments:
Amortization of intangible assets	0.04	0.15

	0.04	0.15

Adjusted EPS	$0.20 - $ 0.22	$1.05 - $ 1.10

Effective Tax reconciliation:

	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported	$177	$24	13.6%	$194	$30	15.5%

Adjustments:
Xerox restructuring charge	273	100		(3)	(1)
Acquisition-related costs	9	4		63	22
Amortization of intangible assets	85	32		16	6
Loss on early extinguishment of debt	15	5		—	—

Adjusted	$559	$165	29.5%	$270	$57	21.1%

Operating Income / Margin reconciliation:

	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009
(in millions)	Amount	Revenue	Margin	Amount	Revenue	Margin
Pre-tax Income/Margin - Reported	$177	$5,976	3.0%	$194	$4,219	4.6%

Adjustments:
Xerox restructuring charge	273			(3)
Acquisition-related costs	9			63
Amortization of intangible assets	85			16
Other expenses, net	75			62

Operating Income/Margin - Adjusted	$619	$5,976	10.4%	$332	$4,219	7.9%

Pro-forma:

Total Xerox:

	Three Months Ended December 31,
(in millions)	As Reported 2010	As Reported 2009	Pro-forma 2009(1)	Change		Pro-forma Change
Revenue Category
Equipment sales	$1,198	$1,150	$1,150	4%		4%
Supplies, paper and other	867	845	891	3%		(3)%

Sales	2,065	1,995	2,041	4%		1%

Service, outsourcing and rentals	3,749	2,047	3,646	83%		3%
Finance income	162	177	177	(8)%		(8)%

Total Revenues	$5,976	$4,219	$5,864	42%		2%

Service, outsourcing and rentals	$3,749	$2,047	$3,646	83%		3%
Add: Finance income	162	177	177
Add: Supplies, paper and other sales	867	845	891

Annuity Revenue	$4,778	$3,069	$4,714	56%		1%

Gross Profit:
Sales	$705	$700	$703
Service, outsourcing and rentals	1,201	872	1,225
Finance income	102	110	110

Total	$2,008	$1,682	$2,038

Gross Margin:
Sales	34.1%	35.1%	34.4%	(1.0	) pts	(0.3	) pts
Service, outsourcing and rentals	32.0%	42.6%	33.6%	(10.6	) pts	(1.6	) pts
Finance Income	63.0%	62.1%	62.1%	0.9	pts	0.9	pts
Total	33.6%	39.9%	34.8%	(6.3	) pts	(1.2	) pts

RD&E	$193	$225	$225
RD&E % Revenue	3.2%	5.3%	3.8%	(2.1	) pts	(0.6	) pts

SAG	$1,196	$1,125	$1,263
SAG % Revenue	20.0%	26.7%	21.5%	(6.7	) pts	(1.5	) pts

Adjusted Operating Profit	$619	$332	$550
Adjusted Operating Margin	10.4%	7.9%	9.4%	2.5	pts	1.0	pts

NOTES:

(1)

Pro-forma reflects ACS’s 2009 estimated results from October 1st through December 31st in 2009 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

Total Xerox:

	Year Ended December 31,
(in millions)	As Reported 2010	As Reported 2009	Pro-forma 2009(1)	Change		Pro-forma Change
Revenue Category
Equipment sales	$3,857	$3,550	$3,550	9%		9%
Supplies, paper and other	3,377	3,096	3,234	9%		4%

Sales	7,234	6,646	6,784	9%		7%

Service, outsourcing and rentals	13,739	7,820	13,585	76%		1%
Finance income	660	713	713	(7)%		(7)%

Total Revenues	$21,633	$15,179	$21,082	43%		3%

Service, outsourcing and rentals	$13,739	$7,820	$13,585	76%		1%
Add: Finance income	660	713	713
Add: Supplies, paper and other sales	3,377	3,096	3,234

Annuity Revenue	$17,776	$11,629	$17,532	53%		1%

Gross Profit:
Sales	$2,493	$2,251	$2,269
Service, outsourcing and rentals	4,544	3,332	4,585
Financing income	414	442	442

Total	$7,451	$6,025	$7,296

Gross Margin:
Sales	34.5%	33.9%	33.4%	0.6	pts	1.1	pts
Service, outsourcing and rentals	33.1%	42.6%	33.8%	(9.5	) pts	(0.7	) pts
Finance	62.7%	62.0%	62.0%	0.7	pts	0.7	pts
Total	34.4%	39.7%	34.6%	(5.3	) pts	(0.2	) pts

RD&E	$781	$840	$840
RD&E % Revenue	3.6%	5.5%	4.0%	(1.9	) pts	(0.4	) pts

SAG	$4,594	$4,149	$4,651
SAG % Revenue	21.2%	27.3%	22.1%	(6.1	) pts	(0.9	) pts

Adjusted Operating Profit	$2,076	$1,036	$1,805
Adjusted Operating Margin	9.6%	6.8%	8.6%	2.8	pts	1.0	pts

NOTES:

(1)

Pro-forma reflects ACS’s 2009 estimated results from February 5th through December 31st in 2009 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

Total Xerox:

	Three Months Ended December 31,
(in millions)	As Reported 2010	As Reported 2009	Pro-forma 2009(1)	Change		Pro-forma Change
Pre-tax Income	$177	$194	$365

Adjustments:
Xerox restructuring charge	273	(3)	(3)
Acquisition related costs	9	63	77
Amortization of intangible assets	85	16	16
Other expenses, net	75	62	95

Adjusted Operating Income	$619	$332	$550

Pre-tax Income Margin	3.0%	4.6%	6.2%	(1.6	) pts	(3.2	) pts
Adjusted Operating Margin	10.4%	7.9%	9.4%	2.5	pts	1.0	pts

NOTES:

(1)

Pro-forma reflects ACS’s 2009 estimated results from October 1st through December 31st in 2009 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

Total Xerox:

	Year Ended December 31,
(in millions)	As Reported 2010	As Reported 2009	Pro-forma 2009(1)	Change		Pro-forma Change
Pre-tax Income	$815	$627	$1,267

Adjustments:
Xerox restructuring charge	483	(8)	(8)
Acquisition related costs	77	72	104
Amortization of intangible assets	312	60	60
Other expenses, net	389	285	382

Adjusted Operating Income	$2,076	$1,036	$1,805

Pre-tax Income Margin	3.8%	4.1%	6.0%	(0.3	) pts	(2.2	) pts
Adjusted Operating Margin	9.6%	6.8%	8.6%	2.8	pts	1.0	pts

NOTES:

(1)

Pro-forma reflects ACS’s 2009 estimated results from February 5th through December 31st in 2009 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

Services Segment:

	Three Months Ended December 31,
(in millions)	As Reported 2010	As Reported 2009	Pro-forma 2009(1)	Change		Pro-forma Change
Document Outsourcing	$890	$904	$904	(2)%		(2)%
Business Processing Outsourcing	1,478	24	1,330	*		11%
Information Technology Outsourcing	357	—	339	—		5%
Less: Intra-Segment Eliminations	(14)	—	—	—		—

Total Revenue –Services	$2,711	$928	$2,573	192%		5%

Segment Profit –Services	$324	$81	$295	300%		10%

Segment Margin –Services	12.0%	8.7%	11.5%	3.3	pts	0.5	pts

*	Percent change not meaningful.

NOTES:

(1)

Pro-forma reflects ACS’s 2009 estimated results from October 1st through December 31st in 2009 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

APPENDIX I

XEROX CORPORATION

EARNINGS PER COMMON SHARE

(in millions, except per share data. Shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Basic Earnings per Share:

Net income attributable to Xerox	$171	$180	$606	$485
Accrued Dividends on preferred stock	(6)	—	(21)	—

Adjusted net income available to common shareholders	$165	$180	$585	$485

Weighted average common shares outstanding	1,393,442	871,416	1,323,431	869,979

Basic Earnings per Share	$0.12	$0.21	$0.44	$0.56

Diluted Earnings per Share:

Net income attributable to Xerox	$171	$180	$606	$485
Accrued Dividends on preferred stock	(6)	—	(21)	—
Interest on Convertible Securities, net	—	—	—	1

Adjusted net income available to common shareholders	$165	$180	$585	$486

Weighted average common shares outstanding	1,393,442	871,416	1,323,431	869,979
Common shares issuable with respect to:
Stock options	16,543	564	13,497	462
Restricted stock and performance shares	18,820	12,754	13,800	7,087
Convertible preferred stock	—	—	—	—
Convertible securities	—	1,992	—	1,992

Adjusted weighted average common shares outstanding	1,428,805	886,726	1,350,728	879,520

Diluted Earnings per Share	$0.12	$0.20	$0.43	$0.55

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (in thousands of shares):
Stock options	54,495	27,799	57,541	27,901
Restricted stock and performance shares	20,963	16,907	25,983	22,574
Convertible preferred stock	26,966	—	26,966	—
Convertible Securities	1,992	—	1,992	—

	104,416	44,706	112,482	50,475

Dividends per Common Share	$0.0425	$0.0425	$0.1700	$0.1700

Average shares for the calculation of adjusted EPS for the fourth quarter and full year 2010 were 1,458 million and 1,378 million, respectively. The fourth quarter 2010 average shares include 27 million shares associated with the Series A convertible preferred stock and therefore the quarterly dividend of $6 million is excluded. The full year 2010 average shares include a pro-rata share of the 27 million preferred shares and therefore the annual dividends of $21 million are likewise excluded. We evaluate the dilutive effect of the Series A convertible preferred stock on an “if-converted” basis.

APPENDIX II

XEROX CORPORATION

RECONCILIATION OF SEGMENT OPERATING PROFIT TO PRE-TAX INCOME

	Three Months Ended December 31,
(in millions)	2010	2009
Segment Profit	$590	$303
Reconciling items:
Restructuring and asset impairment charges	(273)	3
Restructuring charges of Fuji Xerox	(5)	(6)
Acquisition-related costs	(9)	(63)
Amortization of intangible assets	(85)	(16)
Loss on early extinguishment of debt	(15)	—
Equity in net income of unconsolidated affiliates	(26)	(27)

Pre-Tax Income	$177	$194

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Technology, Services and Other.

Technology:

The Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

•  “Entry”, which includes A4 devices and desktop printers.

•  “Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

•  “High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Services:

The Services segment comprises three service offerings:

•  Document Outsourcing, which includes Managed Print Services.

•  Business Process Outsourcing, which includes Xerox’s historic Business Process Outsourcing services.

•  Information Technology Outsourcing.

Other:

The Other segment includes Xerox Supplies Business Group (“XSBG”) (predominantly paper), Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems, and non-allocated corporate items.